Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Prospectus and to the use of our report dated February 18, 2005 with respect to the consolidated financial statements of IDS Life Insurance Company included in Post-Effective Amendment No. 3 to the Registration Statement (Form S-2, No. 333-114888) for the registration of the American Express Guaranteed Term Annuity and the American Express Retirement Advisor Advantage Plus(R) Variable Annuity/American Express Retirement Advisor Select Plus(R) Variable Annuity offered by IDS Life Insurance Company.


                                                           /s/ Ernst & Young LLP
                                                           ---------------------
                                                               Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2005